    Exhibit 107

Calculation of Filing Fee Table

Form S-3

(Form Type)

NextNav Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, $0.0001 par value per share	Other	25,925,927 (2)	$2.16 (3)	$56,000,002.32	$0.0001102	$6,171.20
	Equity	Warrants to purchase Common Stock	Other	25,925,927 (4)	(5)	-	-	-
	Total Offering Amounts					$56,000,002.32		$6,171.20
	Total Fees Previously Paid							-
	Total Fee Offsets							-
	Net Fee Due							$6,171.20

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	Represents the resale of 25,925,927 Warrant Shares (as defined in this Registration Statement).
(3)	Represents the exercise price per Registered Warrant (as defined in this Registration Statement).
(4)	Represents an aggregate of 25,925,927 Registered Warrants registered for resale by the Selling Securityholders (as defined in this Registration Statement) named in this Registration Statement.
(5)	The resale of the Registered Warrants and the Warrant Shares are being simultaneously registered hereunder. No separate registration fee is required pursuant to Rule 457(g) under the Securities Act. Consistent with the response to Question 240.06 of the Securities Act Rules Compliance and Disclosure Interpretations, the registration fee with respect to the Registered Warrants has been allocated to the Warrant Shares and those shares of Common Stock are included in the registration fee as calculated in the above table.